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Pricing Supplement No. 5 dated September 18, 1998                                                       Registration No. 333-38171
(To Prospectus dated August 7, 1998 and                                                                                 333-38171-01
Prospectus Supplement dated August 7, 1998)                                                             Filing under Rule  424(b)(3)


                                                     FINOVA CAPITAL CORPORATION
                                                   Medium-Term Notes - Fixed Rate

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Principal Amount:  $10,000,000                                            Original Issue Date (Settlement Date): Septemaber 23, 1998

Interest Rate: 6.50% per annum                                            Stated Maturity:  September 23, 2010
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Interest Payment Date(s):         [X]   March 15 and September 15
                                  [ ]   Other:


Regular Record Dates:    [X]    March 1 and September 1
                         [ ]    Other:
Redemption:

[X]     The Medium-Term Notes offered pursuant to this Pricing Supplement (the "Notes") cannot be redeemed at the option of FINOVA Capital Corporation (the "Company") prior to Stated Maturity.
[ ]     The Notes may be redeemed at the option of the Company prior to Stated Maturity.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction:     until the Redemption Price is 100% of the Principal Amount.

Optional Repayment:
[X]     The Notes cannot be repaid at the option of the Holders thereof prior to Stated Maturity.
[ ]     The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
        Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Original Issue Discount:     [ ]    Yes        [X]     No
               Total Amount of OID:                                             Yield to Maturity:
               Initial Accrual Period:                                          Issue Price:
Method used to determine yield for Initial Accrual Period:
[ ]     Approximate
[ ]     Exact

Form:   [X]    Book-Entry       [ ]   Certificated

Agent:  [ ]    Merrill Lynch & Co.
        [ ]    Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated
        [ ]    Credit Suisse First Boston Corporation
        [ ]    Goldman, Sachs & Co.
        [ ]    Lehman Brothers Inc.
        [ ]    Salomon Brothers Inc
        [X]    Morgan Stanley & Co. Incorporated

        Agent is acting in the capacity indicated below:
             [X]   Agent          [ ]   Principal


If as principal:
[ ]     The Notes are being offered at varying prices related to prevailing market prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.
[ ]     The Notes are being offered at a fixed initial public offering price of          % of the Principal Amount,
        plus accrued interest, if any, from the Original Issue Date.
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If as agent:
          The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount, plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission:  .625%

Net proceeds to Company:   $9,937,500

CUSIP:    31808CBW1

Other Provisions:   N/A

Trustee:  The First National Bank of Chicago

Certain capitalized terms used in this Pricing Supplement and not defined herein have the respective meanings ascribed thereto in the Prospectus and Prospectus Supplement referred to above.

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